EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement"), executed and effective May 11, 2010, by and between SPINE PAIN MANAGEMENT, INC., a Delaware corporation (the "Company"), and JOHN A. TALAMAS, an individual ("Employee").

W I T N E S S E T H:

WHEREAS, Employee currently serves as the Company’s Director of Operations;

WHEREAS, the Company and Employee desire that (1) the Company appoint Employee as Chief Operating Officer of the Company, (2) Employee contemporaneously resign as Director of Operations and (3) the Company issue Employ 50,000 shares of restricted common stock as consideration for his new employment;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Employment.  Company hereby employs Employee and Employee hereby accepts employment with Company upon the terms and conditions hereinafter set forth.

2.           Duties.  Subject to the power of the Board of Directors of Company to elect and remove officers, Employee will serve the Company as its Chief Operating Officer and will faithfully and diligently perform the services and functions relating to such office or otherwise reasonably incident to such office, provided that all such services and functions will be reasonable and within Employee's area of expertise.  Employee will, during the term of this Agreement (or any extension thereof), devote his time, attention and skills and best efforts to the promotion of the business of Company.  The foregoing will not be construed as preventing Employee from being employed by or making investments in other businesses or enterprises provided that (a) Employee agrees not to become engaged in any other business activity that interferes with his ability to discharge his duties and responsibilities to Company and (b) Employee does not violate any other provision of this Agreement.

3.           Term.  Subject to the terms and conditions hereof, the term of employment of Employee will end on May 1, 2012, unless earlier terminated by either party pursuant to the terms hereof.  The term of this Agreement is referred to herein as the "Term."

4.	Compensation and Benefits During the Employment Term.

(a)	Stock Award. As consideration for his employment, the Company will transfer to Employee 50,000 restricted shares of its common stock.

(b)
Salary.  At such time as funds become available, the Board of Directors of the Company may, in its sole discretion, approve the payment of an annual base salary of $100,000.00 to Employee, after a review of Employee's performance of his duties hereunder.

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(c)
Bonus.  The Company will transfer to Employee 500,000 restricted shares of common stock of the Company if Employee is employed by the Company under this Agreement on June 30 of the calendar year in which the Company achieves an annual fully diluted earning per share of at least $0.01 as reflected in the audited financial statements filed with an annual report on Form 10-K filed with the Securities and Exchange Commission.  Further, at the sole discretion of the Board of Directors of the Company, it may from time to time grant other performance bonuses to Employee.

5.           Confidentiality, Intellectual Property and Non-Competition.

(a)
Confidentiality. In the course of the performance of Employee's duties hereunder, Employee recognizes and acknowledges that Employee may have access to certain confidential and proprietary information of Company or any of its affiliates.  Without the prior written consent of Company, Employee shall not disclose any such confidential or proprietary information to any person or firm, corporation, association, or other entity for any reason or purpose whatsoever, and shall not use such information, directly or indirectly, for Employee's own behalf or on behalf of any other party.  Employee agrees and affirms that all such information is the sole property of Company and that at the termination and/or expiration of this Agreement, at Company's written request, Employee shall promptly return to Company any and all such information so requested by Company.

The provisions of this Section 5 shall not, however, prohibit Employee from disclosing to others or using in any manner information that:

(i)	has been published or has become part of the public domain other than by acts, omissions or fault of Employee;

(ii)
has been furnished or made known to Employee by third parties (other than those acting directly or indirectly for or on behalf of Employee) as a matter of legal right without restriction on its use or disclosure;

(iii)	was in the possession of Employee prior to obtaining such information from Company in connection with the performance of this Agreement; or

(iv)	is required to be disclosed by law.

(b)
Non-Competition.  Employee agrees that he will not, for himself, on behalf of, or in conjunction with any person, firm, corporation or entity, either as principal, employee, shareholder, member, director, partner, consultant, owner or part-owner of any corporation, partnership or any other type of business entity, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business similar to or competitive with the business presently conducted by the Company of delivering turnkey solutions to spine surgeons and orthopedic surgeons for necessary and appropriate treatment for musculo-skeletal spine injuries, anywhere in the United States for a period of two years (the “Non-Compete Period”) from the termination of this Agreement  Notwithstanding the foregoing, during the Non-Compete Period Employee may solicit, contact, call upon and/or communicate with a client(s) of the Company with a view to providing services competitive with the services sold, provided, or under development by the Company, provided that Employee had an established business relationship with such client(s) prior to the date of his employment with the Company.

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Employee agrees not to hire, solicit or attempt to solicit for employment by Employee or any company to which he may be involved, either directly or indirectly, any party who is an employee or independent contractor of the Company or any entity which is affiliated with the Company, or any person who was an employee or independent contractor of the Company or any entity which is affiliated with the Company within the two year period immediately following the termination of this Agreement.

Employee acknowledges that he has carefully read and considered all provisions of this Agreement and agrees that:

(i)	Due to the nature of the Company's business, the foregoing covenants place no greater restraint upon Employee than is reasonably necessary to protect the business and goodwill of the Company;

(ii)	These covenants protect the legitimate interests of the Company and do not serve solely to limit the Company's future competition;

(iii)	This Agreement is not an invalid or unreasonable restraint of trade;

(iv)	A breach of these covenants by Employee would cause irreparable damage to the Company;

(v)	These covenants are reasonable in scope and are reasonably necessary to protect the Company's business and goodwill which the Company has established through its own expense and effort; and

(vi)	The signing of this Agreement is necessary as part of the consummation of the transactions described in the preamble.

6.           Indemnification.  The Corporation shall to the full extent permitted by law or as set forth in the Certificate of Incorporation and the Bylaws of the Company, indemnify, defend and hold harmless Employee from and against any and all claims, demands, liabilities, damages, loses and expenses (including reasonable attorney's fees, court costs and disbursements) arising out of the performance by him of his duties hereunder except in the case of his willful misconduct.

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7.           Termination for Cause.  The Company may terminate this Agreement at any time because of (i) Employee's material breach of any term of the Agreement, (ii) the determination by the Board of Directors in the exercise of its reasonable judgment that Employee has committed an act or acts constituting a felony or other crime involving moral turpitude, dishonesty or theft or fraud; or (iii) Employee's gross negligence in the performance of his duties hereunder, provided, in each case, however, that the Company shall not terminate this Agreement pursuant to this Section 7 unless the Company shall first have delivered  to  the Employee, a notice which specifically identifies such breach or misconduct and the Employee shall not have cured the same within fifteen (15) days after receipt of such notice.

8.           Waiver of Breach.  The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by any party.

9.           Costs.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

10.           Notices.  Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other will be deemed to have been duly given if given in writing and personally delivered or within two days if sent by mail, registered or certified, postage prepaid with return receipt requested, as follows:

If to Company:	Spine Pain Management, Inc.
5225 Katy Freeway, #600
Houston, Texas 77007
Attention: William F. Donovan, M.D.

If to Employee:	John A. Talamas
54 Hillock Woods Drive
The Woodlands, Texas 77381

Notices delivered personally will be deemed communicated as of actual receipt.

11.           Entire Agreement.  This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understanding, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

12.           Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during this Agreement, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

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13.           Arbitration.  If a dispute should arise regarding this Agreement the parties agree that all claims, disputes, controversies, differences or other matters in question arising out of this relationship shall be settled finally, completely and conclusively by arbitration in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules").  The governing law of this Agreement shall be the substantive law of the State of Texas, without giving effect to conflict of laws.  A decision of the arbitrator shall be final, conclusive and binding on the Company and Employee.  Any arbitration held in accordance with this paragraph shall be private and confidential and no person shall be entitled to attend the hearings except the arbitrator, Employee, Employee's attorneys, a representative of the Company, the Company's attorneys, and advisors to or witnesses for any party. The matters submitted to arbitration, the hearings and proceedings and the arbitration award shall be kept and maintained in the strictest confidence by Employee and the Company and shall not be discussed, disclosed or communicated to any persons except as may be required for the preparation of expert testimony.  On request of any party, the record of the proceeding shall be sealed and may not be disclosed except insofar, and only insofar, as may be necessary to enforce the award of the arbitrator and any judgment enforcing an award.  The prevailing party shall be entitled to recover reasonable and necessary attorneys' fees and costs from the non-prevailing party and the determination of such fees and costs and the award thereof shall be included in the claims to be resolved by the arbitrator hereunder.

14.           Captions.  The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

15.           Gender and Number.  When the context requires, the gender of all words used herein will include the masculine, feminine and neuter and the number of all words will include the singular and plural.

  16.           Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Remainder of page intentionally left blank.  Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first above written.

COMPANY:

SPINE PAIN MANAGEMENT, INC.

By:	/s/ William F. Donovan, M.D.
William F. Donovan, M.D.,
Chief Executive Officer

EMPLOYEE:

By:	/s/ John A. Talamas
John A. Talamas

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